Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
August 14, 2012	763-493-6370 / www.mocon.com

Corrected and Replacing

MOCON Q2 2012 Revenue Increases 45 Percent Following PBI-Dansensor Acquisition

MINNEAPOLIS, MN, August 14, 2012 — MOCON, Inc. (NASDAQ: MOCO) today reported sales of $13.2 million for the second quarter ended June 30, 2012, versus $9.1 million in the comparable quarter in 2011, an increase of 45 percent, in part attributable to the addition of $4.7 million in sales from PBI-Dansensor A/S, which was acquired on April 2, 2012.

The net loss for the quarter was $142,000, or $0.03 per diluted share, compared to net income of $1.2 million or $0.22 per diluted share, in the second quarter of 2011.  Excluding certain pro forma adjustments related to the acquisition of Dansensor and non-cash stock option expenses, the company’s earnings totaled $1.2 million, or $0.21 per diluted share, versus $0.23 per diluted share in the comparable period of 2011.  A full reconciliation between GAAP and non-GAAP financial measures reflecting the impact of certain discrete items relating to the Dansensor acquisition and non-cash stock option expense is included with the company’s financial tables.

“While we are disappointed to report a small loss for this quarter, our results were significantly affected by one-time expenditures attributable to our Dansensor acquisition,” said Robert L. Demorest, MOCON President and CEO.  “We are focused on the strategic impact this acquisition has for MOCON.  With the addition of Dansensor’s product line, we are now one of the premier worldwide providers of instruments for the modified atmosphere packaging market.  We are pleased with the progress we have made with the integration of Dansensor into our organization, and are continuing to evaluate areas where we can realize additional synergies and cost savings.”

Gross margin of 48 percent in the quarter was significantly lower than the company’s historical levels.  This was primarily due to the recognition of costs relating to purchase accounting adjustments arising out of the Dansensor acquisition.  Selling, general and administrative expenses in the second quarter 2012 included costs incurred in connection with the acquisition of Dansensor totaling approximately $386,000.

Six-month sales totaled $22.4 million, an increase of 23 percent compared to $18.2 million during the first six months of 2011.  Net income and diluted earnings per share were $679,000 and $0.12, respectively, for the first half of 2012, compared to $2.5 million and $0.46 for the same period in 2011.  Excluding certain pro forma adjustments related to the acquisition of Dansensor and non-cash stock option expenses, the company’s earnings totaled $2.0 million, or $0.34 per diluted share, versus $0.48 per diluted share in the comparable period of 2011.

Sales of the company’s gas analysis products increased 13% for the quarter as shipments of total hydrocarbon analyzers primarily to the oil and gas exploration market were strong.  MOCON’s permeation products and service group experienced a 16 percent decline in sales for the quarter due to an unusually strong quarter in the prior year and economic concerns in many parts of the world.

With the addition of Dansensor, whose primary markets are in Europe, the company’s total foreign sales for the current quarter amounted to 63 percent of consolidated sales versus to 57 percent for the second quarter in 2011.  The company’s total foreign and domestic consolidated sales increased 62 percent and 24 percent, respectively, in the current quarter relative to the comparable quarter in 2011.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

	Quarters Ended June 30,		Six Months Ended June 30,
INCOME STATEMENT DATA: (unaudited)	2012	2011	2012	2011
Sales
Products	$12,411	$8,370	$20,928	$16,560
Consulting services	788	712	1,455	1,597
Total sales	13,199	9,082	22,383	18,157

Cost of sales
Products	6,394	3,095	9,389	5,941
Consulting services	471	407	851	821
Total cost of sales	6,865	3,502	10,240	6,762

Gross profit	6,334	5,580	12,143	11,395

Selling, general and administrative expenses	5,600	3,149	9,378	6,354
Research and development expenses	1,033	686	1,766	1,243
Operating income (loss)	(299)	1,745	999	3,798

Other income	125	35	142	48
Income (loss) before income taxes	(174)	1,780	1,141	3,846

Income taxes (benefit)	(32)	556	462	1,305

NET INCOME (LOSS)	$(142)	$1,224	$679	$2,541

Net income (loss) per common share:
Basic	$(0.03)	$0.23	$0.12	$0.48
Diluted	$(0.03)	$0.22	$0.12	$0.46

Weighted average common shares outstanding:
Basic	5,474	5,312	5,462	5,290
Diluted	5,474	5,584	5,692	5,529

BALANCE SHEET DATA: (unaudited)	June 30, 2012	December 31, 2011
Assets:
Cash and marketable securities	$8,238	$12,731
Accounts receivable, net	8,451	4,777
Inventories	6,130	4,480
Other current assets	1,783	1,369
Total current assets	24,602	23,357
Marketable securities, noncurrent	2,421	5,799
Property, plant and equipment, net	4,972	3,175
Investment in affiliated company	3,144	3,237
Goodwill, intangibles and other assets	20,771	4,137

Total assets	$55,910	$39,705

Liabilities and Stockholders’ Equity:
Notes payable - current	$8,132	$0
Other current liabilities	7,878	6,140
Total noncurrent liabilities	7,960	325
Stockholders’ equity	31,940	33,240

Total liabilities and stockholders’ equity	$55,910	$39,705

Non-GAAP Discussion

The information discussed within this release includes financial results that are in accordance with accounting principles generally accepted in the United States (GAAP).  In addition, certain non-GAAP financial measures have been provided that exclude certain charges and expenses.  The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP.  The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company’s core business operations and to compare the company’s performance with prior periods.  The non-GAAP financial measures identify and exclude the following discrete items: Dansensor transaction-related expenses, amortization expenses and expenses associated with stock-based compensation required under ASC 718.

MOCON, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended				Three Months Ended
	June 30,			June 30,	June 30,			June 30,
	2012			2012	2011			2011
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Sales
Products	$12,411	$—		$12,411	$8,370	$—		$8,370
Consulting services	788	—		788	712	—		712
Total sales	13,199	—		13,199	9,082	—		9,082

Cost of sales
Products	6,394	(1,075	)(a),(b)	5,319	3,095	—		3,095
Consulting services	471	—		471	407	—		407
Total cost of sales	6,865	(1,075)		5,790	3,502	—		3,502

Gross profit	6,334	1,075		7,409	5,580	—		5,580

Selling, general and administrative expenses	5,600	(565	)(b),(c),(d)	5,035	3,149	(97	)(d)	3,052
Research and development expenses	1,033	—		1,033	686	—		686
Operating income (loss)	(299)	1,640		1,341	1,745	97		1,842

Other income	125	—		125	35	—		35
Income (loss) before income taxes	(174)	1,640		1,466	1,780	97		1,877

Income taxes (benefit)	(32)	302	(e)	270	556	30	(e)	586

NET INCOME (LOSS)	$(142)	$1,338		$1,196	$1,224	$67		$1,291

Net income (loss) per common share:
Basic	$(0.03)	$0.25		$0.22	$0.23	$0.01		$0.24
Diluted	$(0.03)	$0.24		$0.21	$0.22	$0.01		$0.23

Weighted average common shares:
Basic	5,474			5,474	5,312			5,312
Diluted	5,474			5,713	5,584			5,584

(a)         Represents the revaluation of Dansensor inventory at the time of acquisition - $865.  This revaluation will not occur again in the future.

(b)         Represents the amortization of intangible assets associated with the Dansensor acquisition: Cost of sales - $210, SG&A - $68.

(c)          Represents the acquisition costs associated with the purchase of Dansensor - $386.  Additional acquisition costs are not expected in the future.

(d)         Represents non-cash stock-based compensation expense - $111 in 2012; $97 in 2011.

(e)          Represents the tax expense related to non-GAAP adjustments.

MOCON, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Six Months Ended				Six Months Ended
	June 30,			June 30,	June 30,			June 30,
	2012			2012	2011			2011
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Sales
Products	$20,928	$—		$20,928	$16,560	$—		$16,560
Consulting services	1,455	—		1,455	1,597	—		1,597
Total sales	22,383	—		22,383	18,157	—		18,157

Cost of sales
Products	9,389	(1,075	)(a),(b)	8,314	5,941	—		5,941
Consulting services	851	—		851	821	—		821
Total cost of sales	10,240	(1,075)		9,165	6,762	—		6,762

Gross profit	12,143	1,075		13,218	11,395	—		11,395

Selling, general and administrative expenses	9,378	(1,078	)(b),(c),(d)	8,300	6,354	(195	)(d)	6,159
Research and development expenses	1,766	—		1,766	1,243	—		1,243
Operating income	999	2,153		3,152	3,798	195		3,993

Other income	142	—		142	48	—		48
Income before income taxes	1,141	2,153		3,294	3,846	195		4,041

Income taxes	462	872	(e)	1,334	1,305	66	(e)	1,371

NET INCOME	$679	$1,281		$1,960	$2,541	$129		$2,670

Net income per common share:
Basic	$0.12	$0.24		$0.36	$0.48	$0.02		$0.50
Diluted	$0.12	$0.22		$0.34	$0.46	$0.02		$0.48

Weighted average common shares:
Basic	5,462			5,462	5,290			5,290
Diluted	5,692			5,692	5,529			5,529

(a)         Represents the revaluation of Dansensor inventory at the time of acquisition - $865.  This revaluation will not occur again in the future.

(b)         Represents the amortization of intangible assets associated with the Dansensor acquisition: Cost of sales - $210, SG&A - $68.

(c)          Represents the acquisition costs associated with the purchase of Dansensor - $776.  Additional acquisition costs are not expected in the future.

(d)         Represents non-cash stock-based compensation expense - $234 in 2012; $195 in 2011.

(e)          Represents the tax expense related to non-GAAP adjustments.